Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY COMPLETES ACQUISITION

OF CF INDUSTRIES’ PHOSPHATE BUSINESS

PLYMOUTH, Minn., March 17, 2014 – The Mosaic Company (NYSE: MOS) has completed its acquisition of the phosphate business of CF Industries, Inc. (NYSE: CF) for $1.2 billion in cash plus $200 million to fund the company’s asset retirement obligation escrow.

Mosaic has acquired a 25,000-acre phosphate mine and beneficiation plant, a phosphate manufacturing facility and an ammonia terminal and finished product warehouse facilities in the Tampa area. The facilities currently produce approximately 1.8 million tonnes of phosphate fertilizer per year, which will bring Mosaic’s annual phosphates capacity to over 11 million tonnes.

Mosaic funded the acquisition with cash, a portion of which Mosaic plans to replace with pre-payable intermediate term debt financing. The company intends to repay this debt financing as it generates excess free cash flows.

“This acquisition provides opportunities for enhanced operating efficiencies, lower production costs and reduced capital investment—creating value for our shareholders, customers and employees,” said Mosaic President and Chief Executive Officer James T. Prokopanko. “The addition of these new phosphate assets further solidifies Mosaic’s position among the largest, most efficient and lowest cost phosphate producers in the world.”

The acquisition is additive to Mosaic’s existing Florida operations, and complements the company’s plans to mine phosphate rock reserves in Hardee and Desoto counties and extensions of the existing Wingate mine. The former CF mine’s proximity to Mosaic’s planned Ona mine creates substantial opportunities for operational synergies.

“We are thrilled to welcome CF’s Florida phosphate employees to Mosaic,” said Gary N. “Bo” Davis, Mosaic Senior Vice President—Phosphate Operations. “This addition will strengthen our operations and our deep commitments to the Central Florida communities where our employees live and work.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and the ammonia supply agreements with CF; the benefits of the transactions with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’ decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic is assuming in the proposed phosphate assets acquisition or the cost of Mosaic’s commitments to repurchase its stock; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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